Exhibit (10)(j)
ASSOCIATED BANC-CORP
CASH INCENTIVE COMPENSATION PLAN
Amended and Restated Effective January 1, 2008

ASSOCIATED BANC-CORP
CASH INCENTIVE COMPENSATION PLAN

i

ASSOCIATED BANC-CORP
CASH INCENTIVE COMPENSATION PLAN
ARTICLE 1 PURPOSE.
     The purposes of the Plan are (i) to promote the success of the Company; (ii) to associate more closely the interests of certain key employees with those of the Company’s financial, performance, and service goals, (iii) to provide long-term incentives and rewards to those key employees of the Company and its affiliated units who are in a position to contribute to the long-term success and growth of the Company; (iv) to assist the Company in retaining and attracting key employees with requisite experience and ability; and (v) to provide solely Awards that are “qualified performance-based compensation” under section 162(m) of the Code.
ARTICLE 2 DEFINITIONS.
     Section 2.01. “Award” means the cash incentive compensation paid or payable pursuant to the Plan.
     Section 2.02. “Award Formula” means one or more objective formulas or standards, as defined in section 162(m) of the Code, established by the Committee for purposes of determining the amount of an Award with respect to a Performance Goal. An Award Formula based upon a percentage of a Participant’s base pay shall use the Participant’s base pay as of the date the Performance Goal is established. The Award Formula may include a modifier of the Award based upon the Company’s performance in relation to its peer group of companies, provided that such modifier satisfies the requirements of an objective formula as defined in section 162(m) of the Code. Award Formulas may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.
     Section 2.03. “Award Schedule” means the Award Schedule established pursuant to section 4.01.
     Section 2.04. “Beneficiary” mean the person(s) designated by the Participant, in writing on a form provided by the Committee, to receive payments under the Plan in the event of his death while a Participant or, in the absence of such designation, the Participant’s estate.
     Section 2.05. “Board” means the Board of Directors of the Company.

     Section 2.06. A “Change of Control” shall be deemed to have occurred on the date of the following transactions:
          (i) An offer is accepted, in writing, for a change in ownership of 25% or more of the outstanding voting securities of the Company;
          (ii) An offer is accepted, in writing, whereby the Company will be merged or consolidated with another corporation, and as a result of such anticipated merger or consolidation, less than 75% of the outstanding voting securities of the surviving or resulting corporation will be owned in the aggregate by the shareholders of the Company who owned such securities immediately prior to such merger or consolidation, other than affiliates (within the meaning of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of any party to such merger or consolidation;
          (iii) An offer is accepted, in writing, whereby the Company sells at least 85% of its assets to any entity which is not a member of the control group of corporations, within the meaning of Code section 1563, of which the Company is a member; or
          (iv) An offer is accepted, in writing, whereby a person, within the meaning of sections 3(a)(9) or 13(d)(3) of the Exchange Act, acquires 25% or more of the outstanding voting securities of the Company (whether directly, indirectly, beneficially, or of record).
     For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) (relating to options) of the Exchange Act.
     Section 2.07. “Code” means the Internal Revenue Code of 1986, as amended.
     Section 2.08. “Committee” means the Compensation and Benefits Committee of the Board or such other committee or subcommittee of the Board designated by the Board to administer the Plan. The Committees for purposes of this Plan shall be composed of not less than two directors, each of whom is intended to be an “outside director” within the meaning of Code section 162(m).
     Section 2.09. “Company” means Associated Banc-Corp and its successors. Effective January 1, 2008, the Board has authorized the Committee to act on behalf of the Company for purposes of the Plan.
     Section 2.10. “Covered Employee” means a covered employee within the meaning of Code section 162(m)(3).

     Section 2.11. “Eligible Employee” means a key employee of the Company.
     Section 2.12. “Establishment Period” means, with respect to a Performance Period applicable to any Performance Grant under the Plan, the period commencing on or before the first day of such Performance Period and ending on the earlier to occur of (i) 90 days after the commencement of the Performance Period and (ii) the date upon which twenty-five percent (25%) of the Performance Period shall have elapsed.
     Section 2.13. “Participant” means an Eligible Employee selected from time to time by the Committee to participate in the Plan.
     Section 2.14. “Performance Goal” means the target, goal or level of performance established by the Committee with respect to a Performance Measure for a Performance Period. The outcome of a Performance Goal shall be substantially uncertain when established by the Committee. Performance Goals shall be adjusted automatically, without discretion by the Committee, in the event of a dividend or stock split. Performance Goals may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.
     Section 2.15. “Performance Grant” means the grant to an Eligible Employee of an opportunity to participate in a particular Performance Goal with respect to a particular Performance Period.
     Section 2.16. “Performance Measure” means one or more of the following selected by the Committee to measure Company performance for a Performance Period: basic or diluted earnings per share, revenue growth, return on equity and stock price. Performance Measures are determined in accordance with generally accepted accounting principles as consistently applied by the Company. Prior to the expiration of the Establishment Period, the Committee may provide for a mandatory adjustment of a Performance Measure to omit the effects of extraordinary items (other than a stock dividend or stock split), gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles. Performance Measures may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.
     Section 2.17. “Performance Period” means one or more periods of time, as the Committee may designate, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to payment of an Award.

     Section 2.18. “Plan” means the Associated Banc-Corp Cash Incentive Compensation Plan (prior to January 1, 2008, the Associated Banc-Corp Amended and Restated Incentive Compensation Plan), as amended.
     Section 2.19. “Plan Year” means the Company’s fiscal year.
     Section 2.20. “Retirement” means any date on which an employee retires under the terms and conditions of the Company’s Profit Sharing & 401(k) Plan provided, however, that the employee has attained age 55 as of such date.
     Section 2.21. “Total Disability” means a finding by the Committee that a Participant meets the standard for Total Disability as provided in the Associated Banc-Corp Long-Term Disability Plan.
ARTICLE 3 PARTICIPATION.
     Participants shall be selected by the Committee and shall only include Eligible Employees. The selection of a Participant for a Performance Grant shall not entitle such individual to be selected as a Participant with respect to any other Performance Grant.
ARTICLE 4 AWARDS.
     Section 4.01. Award Schedules. For each Performance Period with respect to which an Award may be earned by a Participant under the Plan, prior to the expiration of the Establishment Period, the Committee shall establish the Performance Grants in writing for such Performance Period by preparing an Award Schedule for each Participant. The Award Schedule shall set forth the applicable Performance Period, Performance Measure(s), Performance Goal(s), Award Formula(s), and such other information (including a peer group modifier, if applicable) as the Committee may determine. Once established for a Performance Period, such items shall not be amended or otherwise modified. Award Schedules may vary from Performance Period to Performance Period and from Participant to Participant.
     Section 4.02. Performance Grant Agreement. Performance Grants shall be evidenced by a separate written agreement between the Company and the Participant, in such form and contain such terms and conditions (not inconsistent with the Plan) as the Committee may require. An agreement executed pursuant to this section shall include a copy of the Award Schedule with respect to the Participant and such other information as the Committee may determine is necessary and appropriate.
     Section 4.03. Certification of Awards. A Participant shall be eligible to receive payment of an Award only when the Performance Goal(s) are achieved and the Committee determines, pursuant to the Award Formula, that all or some portion of such Participant’s Award has been earned for the Performance Period. As soon as administratively feasible after the close of each Performance Period, the Committee shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, to calculate and certify in writing the amount of the Award earned by each Participant for such Performance Period based upon such Participant’s Award Formula. The Committee shall then determine the actual amount of the Award to be paid to each Participant and, in so doing, may use discretion to decrease, but not increase, the amount of the Award otherwise payable to the Participant based upon such performance. The maximum Award payable to any Participant with respect to each Plan Year (or portion thereof) contained within a Performance Period shall be $3,000,000.
     Section 4.04. Payment of Awards. Awards shall be paid in a lump sum cash payment as soon as administratively feasible after the amount thereof has been determined and certified in accordance with section 4.03; provided that such payment is made no later than 2.5 months following the end of the Performance Period.
ARTICLE 5 ADMINISTRATION.
     Section 5.01. In General. The Committee shall have full and complete authority, in its sole and absolute discretion, (i) to exercise all of the powers granted to it under the Plan; (ii) to construe, interpret and implement the Plan and any related document; (iii) to prescribe, amend, and rescind rules relating to the Plan; (iv) to make all determinations necessary or advisable in administering the Plan; and (v) to correct any defect, supply any omission, and reconcile any inconsistency in the Plan.
     Section 5.02. Determinations. The actions and determinations of the Committee or others to whom authority is delegated under the Plan on all matters relating to the Plan and any Performance Grants shall be final and conclusive. Such determinations need not be uniform and may be made selectively among persons who receive, or are eligible to receive, Performance Grants under the Plan, whether or not such persons are similarly situated.
     Section 5.03. Appointment of Experts. The Committee may appoint such accountants, attorneys, and other experts as it deems necessary or desirable in connection with the administration of the Plan.
     Section 5.04. Delegation. The Committee may delegate to others the authority to execute and deliver such instruments and documents, to do all such acts and things, and to take all such other steps deemed necessary, advisable or convenient for the effective administration of the Plan in accordance with its terms and purposes, except that the Committee shall not delegate any authority with respect to duties it is required to perform under section 162(m) of the Code.
     Section 5.05. Books and Records. The Committee and others to whom the Committee has delegated such duties shall keep a record of all their proceedings and actions and shall maintain all such books of account, records, and other data as shall be necessary for the proper administration of the Plan.
     Section 5.06. Payment of Expenses. The Company shall pay all reasonable expenses of administering the Plan, including, but not limited to, the payment of professional and expert fees.
     Section 5.07. Code Section 162(m). Except for payments made pursuant to section 6.02, it is the intent of the Company that this Plan and Awards satisfy the applicable requirements of “performance-based compensation” under Code section 162(m) so that the Company’s tax deduction for remuneration in respect of this Plan for services performed by Participants who are or may be Covered Employees is not disallowed in whole or in part by the operation of such Code section. If any provision of this Plan or if any Award would otherwise frustrate or conflict with such intent, that provision to the extent possible shall be interpreted and deemed amended so as to avoid such conflict, and, to the extent of any remaining irreconcilable conflict with such intent, that provision shall be deemed void as applicable to such Covered Employees. With respect to any Award under the Plan that does not qualify as performance-based compensation for purposes of Code section 162(m), the Committee is authorized to defer payment of such Awards; provided that the payment is made as soon as reasonably practicable following the first date on which the Committee reasonably anticipates that, if the payment were made on such date, the Company’s deduction would no longer be restricted due to the application of Code section 162(m).
ARTICLE 6 TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL.
     Section 6.01. Termination of Employment. In the event of the termination of employment of a Participant due to death, Total Disability, or Retirement, the Participant shall receive a prorated portion of the Award, based upon the length of the Participant’s employment during the Performance Period. The Committee will determine the amount of the prorated award by multiplying the amount of the award that would have been earned, determined at the end of the Performance Period, by a fraction. The numerator of the fraction equals the number of whole months such Participant was employed during the Performance Period. The denominator of the fraction equals the total number of months of the Performance Period. This section 6.01 shall apply only if the Company meets the Performance

Goal (or the minimum of the performance range, if any) specified in the Performance Grant. The Participant will receive no Award if the Company does not meet the Performance Goal specified in the Performance Grant. Except as otherwise provided in the Plan, no Award with respect to a Performance Period will be payable to any Participant who is not an employee of the Company on the last day of such Performance Period.
     Section 6.02. Change of Control. Awards shall become immediately payable upon a Change of Control. If the Change of Control occurs during a Performance Period, the Committee shall meet to determine if the Performance Goal is partially satisfied or is likely to be fully satisfied based upon the Company’s performance to that date. If the Committee determines that the Performance Goal is partially satisfied or is likely to be fully satisfied, the Committee shall certify this determination in writing, and a prorated portion of the Award shall become immediately payable. The prorated portion of the Award shall be determined pursuant to the fraction described in section 6.01, except that the numerator shall include the whole number of months that have elapsed during a Performance Period and prior to the Change of Control. Notwithstanding any other provision of the Plan, the Committee shall not have discretion to reduce the amount of Awards if a Change of Control occurs during a Performance Period and/or before the Performance Goal is certified in accordance with section 4.03.
ARTICLE 7 MISCELLANEOUS.
     Section 7.01. Nonassignability. Except as otherwise provided in the Plan, no Performance Grant or Award shall be assignable or transferable (including pursuant to a pledge or security interest) other than by will or by laws of descent and distribution.
     Section 7.02. Withholding Taxes. The Company shall be entitled, if necessary or desirable, to withhold from any Participant, from any amounts due and payable by the Company to such Participant (or secure payment from such Participant in lieu of withholding), the amount of any withholding or other tax due from the Company with respect to any Award under the Plan.
     Section 7.03. Amendment or Termination of the Plan. The Plan may be amended or terminated by the Board in any respect except that (i) no amendment may be made after the date on which an Eligible Employee is selected as a Participant for a Performance Period that would adversely affect the rights of such Participant with respect to such Performance Period without the consent of the affected Participant, (ii) no amendment to increase the maximum Award payable under the Plan shall be effective without the approval of the shareholders of the Company or if, in the opinion of counsel to the Company, such approval is necessary to satisfy the intent set forth in section 5.07, and (iii) the Plan may not be amended or terminated for two years after the date a Change of Control occurs. Effective January 1, 2008, the Board has authorized the Committee to act on behalf of the Company for purposes of the Plan.
     Section 7.04. Other Payments or Awards. Nothing contained in the Plan will be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.
     Section 7.05. Payments to Other Persons. If payments are legally required to be made to any person other than the person to whom any amount is payable under the Plan, such payments will be made accordingly. Any such payment will be a complete discharge of the liability of the Company under the Plan.
     Section 7.06. Unfunded Plan. Nothing in this Plan will require the Company to purchase assets or place assets in a trust or other entity to which contributions are made or otherwise to segregate any assets for the purpose of satisfying any obligations under the Plan. Participants will have no rights under the Plan other than as unsecured general creditors of the Company.
     Section 7.07. No Fiduciary Relationship or Responsibility. The Plan is not subject to ERISA. Under ERISA and related federal laws, the Company is not a fiduciary with respect to the Plan, and has no fiduciary obligation with respect to any Participant, beneficiary, or other person claiming a right hereunder. Further, nothing herein contained, and no action or inaction arising pursuant hereto, shall give rise under state or federal law to a trust of any kind or create any fiduciary relationship of any kind or degree for the benefit of Participants, any beneficiary, or any other person.
     Section 7.08. Limits of Liability and Indemnity. Neither the Board nor the Committee, nor any members of either, nor any employees of the Company or its affiliated units, shall be liable for any act, omission, interpretation, construction, or determination made in good faith in connection with their responsibilities with respect to the Plan, and the Company hereby agrees to indemnify the members of the Board, the members of the Committee, and the employees of the Company and its affiliated units with respect to any claim, loss, damage, or expense (including counsel fees) arising from any such act, omission, interpretation, construction or determination with respect to the Plan or any action taken pursuant to it to the full extent permitted by law and the Articles of Incorporation of the Company.
     Section 7.09. Right to Awards. No employee of the Company or its affiliated units or other person shall have any claim or right to be a Participant in this Plan or to be granted a Performance Grant or Award hereunder. Neither the adoption of this Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ of the Company or any affiliated unit nor shall the grant of any Performance Grant or Award hereunder constitute a request or consent to postpone the retirement date of a Participant. Nothing contained hereunder shall be construed as giving any Participant or any other person any equity or interest of any kind in any assets of the Company or creating a trust of any kind or a fiduciary relationship of any kind between the Company and any such person. As to any claim for any unpaid amounts under the Plan, any Participant or any other person having a claim for payments shall be an unsecured creditor.
     Section 7.10. Section Headings. Section headings used herein are for convenience and reference only, and in the event of any conflict, the text of the Plan, rather than the section headings, will control.
     Section 7.11. Severability. Whenever possible, each provision of this Plan shall be interpreted in such manner as to be effective and valid under applicable law; provided, however, that if any provision of this Plan shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Plan.
     Section 7.12. Applicable Law. This Plan shall be governed, administered, construed and enforced according to the laws of the United States and the State of Wisconsin to the extent not preempted by the laws of the United States.
     Section 7.13. Transfers and Leaves. A change in employment or service from the Company to an affiliated unit of the Company, or vice versa, shall not constitute termination of employment or service for purposes of the Plan. Furthermore, the Committee (or Board in case of a member of the Committee) may determine that for purposes of the Plan, a Participant who is on leave of absence will still be considered as in the continuous employment or service of the Company.
     Section 7.14. Effective Date/Term. The Plan shall become effective upon its adoption by the Committee and the Company, subject to shareholder approval of the Plan as described below. The Company shall not make any payments under the Plan until the Plan is approved (or reapproved, as applicable) by the Company’s shareholders in a manner that satisfies the requirements of section 162(m) of the Code. Any Performance Grant agreement issued prior to receiving shareholder approval shall specifically provide that the grant is contingent upon approval of the Plan by the Company’s shareholders. If the Plan is not approved by the shareholders by the 23rd day of April, 2003, the Plan becomes ineffective, null, and void as of the date of it was adopted by the

Company and the Committee, and all Performance Grants under the Plan immediately terminate.
     Adopted by the Administrative Committee of the Board of Directors: March 4, 2003.
     Adopted by the Board of Directors: March 4, 2003.
     Approved by Shareholders at the April 23, 2003 Annual Meeting.
     Adopted by the Compensation and Benefits Committee of the Board of Directors: October 28, 2008.
     Adopted by the Board of Directors: April October 28, 2008.